                  [LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP]

February 25, 1997

WestPoint Stevens Inc.
507 West Tenth Street
West Point, Georgia 31833

Gentlemen:

     We have acted as counsel to WestPoint Stevens Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement of the Company on Form S-3 (file number 33-20013) (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the offering and sale of up to 2,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), including up to 250,000 shares of Common Stock to cover over-allotment options granted to the underwriters (collectively, the "Shares"), upon payment of the purchase price therefor. Terms defined in the Registration Statement and not otherwise defined herein are used herein with the meanings as so defined.

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the form of the Purchase Agreement (the "Purchase Agreement") to be entered into by and among the Company, the Selling Stockholders listed on Schedule B to such agreement and each of the institutions listed on Schedule A to such agreement, with respect to the sale of the Shares and (iii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. We have also made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

Weil, Gotshal & Manges LLP
WestPoint Stevens Inc.
February 25, 1997
Page 2

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have further assumed that the Purchase Agreement will be executed in the form examined by us.


     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

     The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

     We consent to the use of this opinion as an exhibit to the Registration Statement. We also consent to any and all references to our firm in the Prospectus which is part of the Registration Statement. We further consent to the use of this opinion as an exhibit to applications to securities commissioners of various states of the United States for registration or qualification of the Shares under the securities (or "blue sky") laws of such states.

     This opinion is rendered solely for your benefit in connection with the transactions described herein. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent, except as noted above.


                                    Very truly yours,

                                    /s/ WEIL GOTSHAL & MANGES LLP